Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is effective as of the 20th day of March, 2014, by and between Mark Thierer (“Executive”) and Catamaran Corporation (formerly SXC Health Solutions Corporation) and its subsidiary, Catamaran LLC (formerly SXC Health Solutions, Inc.) (collectively, the “Company”).
RECITALS
A.     Executive and the Company executed an employment agreement effective as of June 30, 2008, as amended by the First Amendment thereto, dated December 23, 2008, and the Second Amendment thereto, dated September 1, 2010, and the Third Amendment thereto dated December 17, 2012 (collectively, “Prior Agreement”).
B.    The Board of Directors of Catamaran Corporation (the “Board”), through its Compensation Committee (the “Committee”), has determined that the Prior Agreement should be amended and restated as set forth herein.
C.    The Company desires to continue to employ Executive under the terms and conditions set forth in this Agreement and Executive desires to continue to be employed by the Company under the terms and conditions set forth in this Agreement.
D.     Executive acknowledges that as a member of the Company’s senior management team (“Senior Executive Team”), he is one of the persons charged with responsibility for the implementation of the Company’s business plans, and that Executive is one of only a few employees who will have regular and complete access to various confidential and/or proprietary information relating to the Company. Further, Executive acknowledges that his covenants to the Company hereinafter set forth, specifically including but not limited to his covenant not to engage in competition with the Company, are being made in partial consideration of the Company’s willingness to continue to employ Executive under the terms and conditions set forth in this Agreement. As a condition of that employment, the Company requires that this Agreement be entered into pursuant to which Executive furnishes the Company with, among other things, certain covenants of Executive, including Executive’s covenant not to compete with the businesses of the Company for a reasonable period of time.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereby agree as follows:
ARTICLE I
EMPLOYMENT RELATIONSHIP
1.1    Employment. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ Executive to serve as the Company’s Chairman and Chief Executive Officer,

and Executive hereby accepts such employment, and agrees to perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.
1.2    Duties. Executive shall be the Company’s Chairman and Chief Executive Officer, and shall participate as a member of the Company’s Senior Executive Team. Executive shall report to the Company’s Board of Directors. Executive shall perform his duties under this Agreement at the Company’s facilities in Schaumburg, Illinois or any subsequent location of the Company’s primary administrative operations.
1.3    Officer Position/Resignation of Board Membership. Executive is an officer of the Company. The Company covenants and agrees that (i) Executive currently is a member of its Board of Directors, and (ii) Executive shall be slated as a nominee to the Company’s Board of Directors for so long as he remains the Company’s Chief Executive Officer. Executive shall resign his position as an officer of the Company and membership on the Company’s Board of Directors if his employment with the Company as its Chief Executive Officer terminates for any reason, with his resignation being effective no later than the effective date of the termination of his employment.
1.4    Exclusive Employment. While employed by the Company hereunder, Executive covenants to the Company that he will devote his entire business time, energy, attention and skill to the Company (except for permitted vacation periods and periods of illness or other incapacity), and use his good faith best efforts to promote the interests of the Company. The foregoing shall not be construed as prohibiting Executive from spending such time as may be reasonably necessary to attend to his personal affairs and investments so long as such activities do not conflict or interfere with Executive’s obligations and/or timely performance of his duties to the Company.
1.5    Executive Representations and Warranties as to Employability. Executive hereby represents and warrants to the Company that:
(a)    The execution, delivery and performance by Executive of this Agreement and any other agreements contemplated hereby to which Executive is a party do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound;
(b)    Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity (or if a party to such an agreement, Executive has disclosed the material terms thereof to the Board prior to the execution hereof and promptly after the date hereof shall deliver a copy of such agreement to the Board);
(c)    Upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms; and
(d)    Executive hereby acknowledges and represents that he has been given the opportunity to consult with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

ARTICLE II
PERIOD OF EMPLOYMENT
Executive’s employment hereunder shall continue until terminated pursuant to the termination provisions of Article V hereof (the “Employment Period”).
ARTICLE III
COMPENSATION
3.1    Annual Base Compensation. During the Employment Period the Company shall pay to Executive an annual base salary in the amount of One Million, two hundred thousand and 00/100 Dollars ($1,200,000.00) (the “Annual Base Compensation”). The Annual Base Compensation shall be paid in regular installments in accordance with the Company’s regular payroll practices, and shall be subject to all required federal, state and local withholding taxes. Executive’s Annual Base Compensation shall be reviewed annually by the Compensation Committee of the Company’s Board of Directors, which shall make a recommendation for possible salary modifications subject to approval by the Company’s Board of Directors, and any such modified amount shall become the Annual Base Compensation hereunder.
3.2    Executive Performance Bonus. In respect of each calendar year falling within the Employment Period, Executive shall be eligible to earn an incentive compensation bonus, depending upon the achievement of the Company’s and Executive’s performance objectives (the “Incentive Compensation Bonus”). The amount of the Incentive Compensation Bonus shall be targeted at one hundred fifty percent (150%) of Executive’s Annual Base Compensation (“Target Incentive Compensation Bonus”) and capped at two hundred percent (200%) of Executive’s Target Incentive Compensation Bonus with the specific percentage determined by the Company’s Board of Directors after the close of the Company’s fiscal year (December 31). The Incentive Compensation Bonus, if any, shall be paid to Executive at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses, which shall be in no event later than the March 15 following the close of the Company’s fiscal year. If Executive’s employment terminates as a result of a Termination for Cause or a resignation that is not a Resignation for Good Reason, then no Incentive Compensation Bonus shall be paid to Executive for the calendar year in which the termination occurred. To the extent practicable, the Company’s Board of Directors will notify Executive of Executive’s performance objectives for the year in January of that year.
3.3    Expenses. During the Employment Period, Executive shall be entitled to reimbursement of all business expenses reasonably incurred in the performance of Executive’s duties for the Company, including reasonable travel-related expenses, upon submission of all receipts and accounts with respect thereto, and approval by the Company thereof, in accordance with the then current business expense reimbursement policies of the Company.
3.4    Vacation. Executive shall be entitled to accrue over the course of the calendar year paid vacation time in accordance with the Company’s then current vacation policy.
3.5    Insurance. The Company shall provide Executive with the following insurance benefits during the Employment Period:

a.    Dental and vision in accordance with the terms and conditions of the applicable plans and Company policies then in effect.
b.    A term life insurance policy with a death benefit in the amount of 2.5 times Executive’s Annual Base Compensation in accordance with the applicable plans and Company policies then in effect, subject to a maximum death benefit of $500,000.00.
c.    Additional Executive Group Life Insurance in the amount of $500,000.00 (contingent upon insurance company approval).
d.    Accidental death and dismemberment insurance in accordance with the applicable plans and Company policies then in effect.
e.    Short and long-term disability insurance in accordance with the applicable plans and Company policies then in effect.
3.6    Retirement Plan. Executive shall be eligible to participate in the Company’s deferred compensation plans, including its 401(k) plan.
3.7    Equity Grants. Upon termination of Executive’s employment due to Executive’s Resignation for Good Reason, Termination by the Company without Cause, Termination due to Death or Total Disability, or Termination Arising Out of a Change of Control (as such term was defined in the Prior Agreement), all unvested units of equity in the Company held by Executive which were granted to Executive prior to January 1, 2014, including stock options and restricted stock units, shall immediately vest. Upon termination of Executive's employment due to Executive’s Resignation for Good Reason, Termination by the Company without Cause, Termination due to Death or Total Disability, or Termination Arising Out of a Change of Control (as such term is defined in this Agreement), all unvested units of equity in the Company held by Executive which are granted to Executive after January1, 2014, including stock options and restricted stock units, shall immediately vest. For clarification, no unvested units of equity in the Company held by Executive even if granted prior to or after January 1, 2014 shall vest if Executive’s employment with the Company terminates due to Termination by the Company for Cause or a resignation by the Executive that does not constitute a Resignation for Good Reason.
3.8    Long-Term Incentive Plan. Executive shall be permitted to participate in the Company’s Long-Term Incentive Plan in the same manner as the Company’s other Senior Executive Team members, with future annual grants based on Executive’s performance as determined by the Company’s Board of Directors.
3.9    Other Fringe Benefits. During the Employment Period, Executive shall be entitled to receive such of the Company’s other fringe benefits as are being provided to other Executives of the Company on the Senior Executive Team.

3.10    Vehicle Allowance. Executive shall receive a monthly payment of Eight Hundred Seventy Five and 00/100 Dollars ($875.00) for Executive’s use of a personal automobile for business use (“Vehicle Allowance”). The Vehicle Allowance shall be subject to all required federal, state and local withholding.
ARTICLE IV
COVENANTS OF EXECUTIVE
4.1    Covenants Regarding Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential and Proprietary Information, or that Executive conceives, makes, develops or acquires, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):
(a)    Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.
(b)    All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company.
(c)    Upon request by the Company, Executive, at any time, whether during or after Executive’s employment by the Company, shall execute, acknowledge and deliver to the Company all assignments and other documents which the Company deems necessary or desirable to: (i) vest the Company with full and exclusive right, title, and interest to such Developments, and (ii) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.
(d)    The foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Executive’s own time, unless the Developments: (i) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.
4.2    Ownership and Covenant to Return Documents, etc. Executive agrees that all Company work product and all documents or other tangible materials (whether originals, copies or abstracts), including without limitation, price lists, quotation guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, customer records, correspondence, computer disks or print-out documents, contracts, orders, messages, phone and address lists, invoices and receipts, and all objects associated therewith, which in any way relate to the business or affairs of the Company either furnished to Executive by the Company or are prepared, compiled or otherwise acquired by Executive during the Employment Period, shall be the sole and exclusive property of the Company. Executive shall not, except for the use of the Company, use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the facilities of the Company, nor use any information concerning them except for the benefit of the Company, either during the Employment Period or thereafter. Executive agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on the termination of his employment with the Company, or at any other time upon the Company’s request.
4.3    Nondisclosure Covenant. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information that is not known to its competitors or within the industry generally, that was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company. This information (“Confidential and Proprietary Information”) includes, but is not limited to, the Company’s trade secrets; information relating to the Company’s production practices and methods of doing business; sales, marketing, and service strategies, programs, and procedures; contract expiration dates, customers and prospective customers, including, but not limited to, their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; payment methods; service and product costs; profit margins and minimally acceptable profit margins; pricing structures and incentive plans; vendors; financial position and business plans; marketing plans; computer programs and databases; research projects; new product and service developments; and any other information of the Company or any of its vendors or customers that the Company informs Executive, or which Executive should know by virtue of his position or the circumstances in which he learned it, is to be kept confidential. Confidential and Proprietary Information does not include information that is (i) in the public domain (except as a result of a breach of this Agreement or Executive’s obligations under a statutory or common law obligation) or (ii) obtained by Executive from a third party subsequent to the termination of Executive’s employment with the Company (except where the third party obtains the information in violation of a contractual obligation, a statutory or common law obligation). Executive agrees that during the Employment Period and at all times thereafter (a) Executive will not disclose, use or permit others to use any Confidential and Proprietary Information, or otherwise make use of any of it for his own purposes or the purposes of another, except as required in the course of his employment for the benefit of the Company or provided that prior written notice is given to the Company and Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation, as required by law, and (b) Executive will take all reasonable measures, in accordance with the Company’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
4.4    Noninterference Covenant. Executive agrees that during the Employment Period and for the (i) twenty-four (24) month period thereafter if Executive is eligible to receive a Severance Benefit or Change of Control Severance Benefit upon execution and nonrevocation of a Separation Agreement and General Release substantially in the form attached hereto as Exhibit A or (ii) twelve (12) month period thereafter if Executive is not eligible to receive a Severance Benefit or a Change of Control Severance Benefit upon execution and nonrevocation of such Separation Agreement and General Release (as applicable, “Restricted Period”), he will not, for any reason, directly or indirectly solicit, hire, or otherwise do any act or thing which may induce any other employee of the Company

(who is employed by the Company at the end of Executive’s employment with the Company) to leave the employ of the Company.
4.5    Covenant of Nonsolicitation of Customers. Executive acknowledges the Company’s legitimate interest in protecting its customers for a reasonable period of time following the termination of Executive’s employment. Accordingly, Executive agrees that during the Restricted Period, Executive will not: (a) directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, where such business, products or services would be competitive with the Company’s business, products or services as described in section 4.6, or (b) do any act or thing which may interfere with or adversely affect the relationship (contractual or otherwise) of the Company with any Customer or vendor of the Company or induce any such Customer or vendor to cease doing business with the Company. For purposes of this paragraph, the term “Customer” means (i) a customer of the Company to which Executive sold or provided the Company’s products or services at any time during the two (2) year period immediately preceding the termination of Executive’s employment, (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns on behalf of the Company at any time during the two (2) year period immediately preceding the termination of Executive’s employment, or (iii) any entity as to which Executive acquired Confidential and Proprietary Information at any time during Executive’s employment with the Company.
4.6    Covenant Not to Compete. Executive expressly acknowledges that (i) the Company is and will be engaged in the business of providing pharmacy benefit management services and healthcare transaction processing services and information technology solutions to the pharmaceutical industry, including without limitation: (x) pharmacy benefits services and analytics software and related ASP services, including claims processing, pharmacy networks, data warehousing and information analysis, rebate contracting and formulary management, clinical initiatives, mail order pharmacy services, specialty pharmacy services, and consumer web services; (y) pharmacy practice management and point of sale (POS) systems for retail pharmacy (independents and chains), institutional/nursing home pharmacy, and high-volume mail order pharmacy; and (z) specialty pharmacy products and services; (ii) Executive is one of a limited number of persons who has extensive knowledge and expertise relevant to the businesses of the Company; (iii) Executive’s performance of his services for the Company hereunder will afford Executive full and complete access to and cause Executive to become highly knowledgeable about the Company’s Confidential and Proprietary Information; (iv) the agreements and covenants contained in this section 4.6 are essential to protect the business and goodwill of the Company, because, if Executive enters into any activities competitive with the businesses of the Company, Executive will cause substantial harm to the Company; (v) Executive will be exposed to the Company’s largest customers; (vi) the business territory of the Company at the time this Agreement was entered into constitutes the United States and Canada (“Business Territory”); and (vii) Executive’s covenants to the Company set forth in this section 4.6 are being made in consideration of the Company’s willingness to employ him. Accordingly, Executive hereby agrees that during the Restricted Period, Executive shall not, within the Business Territory, directly or indirectly own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, render services to, or in any other manner whatsoever engage in, any business which is competitive with any business actively being engaged in by the Company or actively (and demonstrably) being considered by the Company for entry into on the date of the termination of Executive’s employment with the Company. The preceding to the contrary notwithstanding, Executive shall be free to make investments in the publicly traded securities of any corporation, provided that such investments do not amount to more than 1% of the outstanding securities of any class of such corporation.
4.7    Remedies for Breach. Executive recognizes that the rights and privileges granted to Executive by this Agreement, and Executive’s corresponding covenants to the Company, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Executive might be entitled from the Company. Accordingly, Executive understands and agrees that the Company shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Executive also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which the Company may be entitled.
ARTICLE V
TERMINATION
5.1    Termination and Triggering Events. Notwithstanding anything to the contrary elsewhere contained in this Agreement, the Employment Period shall terminate upon the occurrence of any of the following events (hereinafter referred to as “Triggering Events”): (a) Executive’s death; (b) Executive’s Total Disability; (c) Retirement, (d) Executive’s Resignation; (e) Termination by the Company for Cause; (f) Termination by the Company without Cause; (g) Termination Arising Out of a Change of Control; or (h) Resignation for Good Reason.
5.2    Rights Upon Occurrence of a Triggering Event. Subject to the provisions of section 5.3 hereof, the rights of the parties upon the occurrence of a Triggering Event shall be as follows:
(a)    Death, Total Disability or Retirement. If the Triggering Event was Executive’s Death, Total Disability or Retirement, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; and (ii) payment of the Executive’s Incentive Compensation Bonus based on actual performance for the year in which the termination occurred, if any, pro-rated to Executive’s date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year).
(b)    Resignation or Termination by the Company for Cause. If the Triggering Event was Executive’s Resignation (other than a Resignation for Good Reason) or a Termination by the Company for Cause, then Executive shall be entitled to receive Executive’s Annual Base Compensation and accrued but unused vacation time through the date of the Triggering Event, and to continue to participate in the Company’s executive welfare plans and programs (including, without limitations, health insurance plans) through the date of the Triggering Event and, thereafter, only to the extent permitted under the terms of such plans and programs.

(c)    Termination by Company Without Cause/Resignation for Good Reason. If the Triggering Event was a Termination by the Company Without Cause (that is not a Termination Arising Out of a Change of Control) or a Resignation for Good Reason, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Incentive Compensation Bonus based on actual performance for the year in which the termination occurred, if any, pro-rated to Executive’s date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year); and (iii) the Severance Benefit. For purposes of this subsection 5.2(c), any payment or benefit that the Executive receives shall be treated as a “separate payment” for the application of section 409A of the Internal Revenue Code (“Code”). If the Executive receives any payment or benefit due to his Termination by the Company Without Cause or Resignation for Good Reason, Company will determine if the involuntary separation from service exception of Treasury regulation §1.409A-1(b)(9)(iii) applies. The Severance Benefit shall be paid within 60 days after the date of Executive’s separation from service, and Executive shall receive the benefits provided in subsections 5.2(c)(ii) and (iii) only if Executive executes and does not revoke a Separation Agreement and General Release substantially in the form attached hereto as Exhibit A within 30 days after the date of Executive’s separation from service. If the Compensation Committee determines that the Executive is a Specified Employee then his Severance Benefit due under this paragraph (c) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive if earlier, pursuant to section 409A of the Code with regard to that portion of the Severance Benefit that constitutes deferred compensation under section 409A of the Code and does not satisfy the involuntary separation from service exception to Treasury regulation §1.409A-1(b)(9)(iii) or any other exception from treatment as deferred compensation subject to the six-month payment delay provisions of section 409A(a)(2)(B)(i) of the Code.
(d)    Termination Arising Out of a Change of Control. If the Triggering Event was a Termination Arising Out of a Change of Control, then Executive shall be entitled to receive (i) Executive’s Annual Base Compensation and accrued but unpaid vacation through the date thereof; (ii) payment of Executive’s Target Incentive Compensation Bonus for the year in which the termination occurred, if any, pro-rated to Executive’s date of termination (payable at the same time other members of the Senior Executive Team are paid their respective incentive compensation bonuses which shall be in no event later than March 15 following the close of the Company’s fiscal year); and (iii) the Change of Control Severance Benefit. The Change of Control Severance Benefit shall be paid within 60 days after the date of Executive’s separation from service, and Executive shall receive the benefits provided in subsections 5.2(d)(ii) and (iii) only if Executive executes and does not revoke a Separation Agreement and General Release substantially in the form attached hereto as Exhibit A within 30 days after the date of Executive’s separation from service. Notwithstanding the foregoing to the contrary, if the Compensation Committee determines that the Executive is a Specified Employee then his Change of Control Severance Benefit due under this paragraph (d) shall be made no earlier than the six (6) month anniversary of the Triggering Event or upon the death of the Executive, if earlier, pursuant to section 409A of the Code with regard to that portion of the Severance Benefit that constitutes deferred compensation under section 409A of the Code and does not satisfy the involuntary separation from service exception to Treasury regulation §1.409A-1(b)(9)(iii) or any other exception from treatment as deferred compensation subject to the six-month payment delay provisions of section 409A(a)(2)(B)(i) of the Code.
(e)    Cessation of Entitlements and Company Right of Offset. Except as otherwise expressly provided herein, all of Executive’s rights to salary, benefits, and bonuses hereunder (if any) which would otherwise accrue after the termination of the Employment Period shall cease upon the date of such termination. To the extent (i) either not involving amounts treated as deferred compensation pursuant to section 409A of the Code or otherwise permissible with respect to amounts treated as deferred compensation pursuant to section 409A without triggering additional tax pursuant to section 409A(a)(1)(B) and (ii) permitted by law, the Company may offset any loans, cash advances or fixed amounts which Executive owes the Company against any amounts it owes Executive under this Agreement.
(f)    Treatment of Options. Unless otherwise provided in the option award agreement and except as otherwise provided in the next sentence, Executive shall exercise any vested options within ninety (90) days from date of the termination of his employment or those options shall expire. All options shall expire immediately upon a Termination by the Company for Cause.
(g)    No Duplication of Benefits. For clarification, Executive shall receive benefits under only one subsection 5.2(a) through 5.2(d) of this Agreement.
For further clarity, the payments provided for in subsections 5.2(b), 5.2(c), and 5.2(d) of this Agreement will not be subject to any reduction or elimination, except as provided by subsection 5.2(e), or if Executive breaches any of his obligations under Article IV of this Agreement, but will not be reduced should Executive obtain alternative employment in accord with Article IV.
5.3    Survival of Certain Obligations. The provisions of Articles IV and VI shall survive any termination of the Employment Period by reason of the occurrence of a Triggering Event.
5.4    Definitions. For purposes of Article V, the following definitions apply:
(a)    “Change of Control Severance Benefit” means:
(1)    A lump-sum payment equal to three (3) times the sum of (i) the Executive’s Annual Base Compensation at the time of the termination of Executive’s employment and (ii) the Target Incentive Compensation Bonus (not pro-rated) for the year in which Executive’s employment terminated;
(2)    Payment of the COBRA insurance continuation benefit on behalf of Executive, his spouse and their eligible dependents for thirty-six (36) months following the termination of Executive’s employment to the extent such COBRA insurance continuation benefit is available; provided, the necessary elections are made by Executive, his spouse and their dependents and Executive, his spouse and their dependents remain eligible to receive COBRA insurance continuation benefits or would have been eligible to receive COBRA insurance continuation benefits except for the eighteen (18) month maximum period for COBRA upon employment termination (for example, Executive does not become covered under another group health plan); provided, further however, to the extent the payment of the COBRA insurance continuation benefit would in the reasonable judgment of the Company either (i) subject the Company to an excise tax under the Code or other penalty pursuant to the non-discrimination requirements imposed under the Patient Protection and Affordable Care Act or similar requirements, (ii) result in payments or benefits under the health insurance plan being considered as taxable income under section 105(h) of the Code or (iii) if COBRA insurance continuation benefit is not available, then in the event of any of (i), (ii) or (iii) and in lieu of the continuing monthly COBRA payments, the Company shall pay the Executive a lump sum payment at the same time that the payment is made under section 5.4(a)(1) (or within thirty (30) days after such later time when (i), (ii) or (iii) of this subsection is determined (such later time of determination, “Benefit Determination”)), in an amount equal to thirty-six (36) months of COBRA payments less the number of months of COBRA payments made prior to the Benefit Determination, based upon the cost of such COBRA coverage on the date of the termination of Executive’s employment; and
(3)    Outplacement services for up to twelve (12) months following the effective date of the termination of Executive’s employment with the Company through an outplacement firm selected by Executive and approved by the Compensation Committee of the Company’s Board of Directors.
(b)    “Resignation” means a voluntary termination of Executive’s employment with the Company before age 62 that is not a Resignation for Good Reason.
(c)    “Resignation for Good Reason” means a voluntary termination of Executive’s employment hereunder before age 62 on account of, and within ninety (90) days after, the occurrence of one or more of the following events:
(i)    The assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices and titles), authority, duties or responsibilities as contemplated by section 1.2 hereof which results in a diminution of Executive’s position, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive;
(ii)    The failure of the Company to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive; or
(iii)    Executive is required to relocate his principal business office or his principal residence outside of the Chicago metropolitan area, or the Company assigns Executive duties that could reasonably require such a relocation unless, within thirty (30) days of receipt of written notice by Executive, the Company removes the assignment of the duties that necessitated or could necessitate the relocation; or
(iv)    The material diminution of Executive’s Annual Base Compensation, excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice thereof given by Executive.
A voluntary termination of Executive’s employment on or after age 62 that would constitute a “Resignation for Good Reason” as set forth above in this section 5.4(c) but for the Executive’s being age 62 or older shall constitute a “Resignation for Good Reason” solely for purposes of determining a “Termination Arising Out of a Change of Control” in section 5.4(f).
(d)     “Retirement” means a termination of Executive’s employment with the Company on or after age 62 that is not a Termination by the Company for Cause.
(e)    “Severance Benefit” means:
(1)    A lump-sum payment equal to two (2) times the sum of (i) the Executive’s Annual Base Compensation at the time of the termination of Executive’s employment and (ii) the Target Incentive Compensation Bonus (not pro-rated) for the year in which Executive’s employment terminated;
(2)    Payment of the COBRA insurance continuation benefit on behalf of Executive, his spouse and their eligible dependents for eighteen (18) months following the termination of Executive’s employment; provided, the necessary elections are made by Executive, his spouse and their dependents and Executive, his spouse and their dependents remain eligible to receive COBRA insurance continuation benefits; provided, further however, to the extent the payment of the COBRA insurance continuation benefit would in the reasonable judgment of the Company either (i) subject the Company to an excise tax under the Code or other penalty pursuant to the non-discrimination requirements imposed under the Patient Protection and Affordable Care Act or similar requirements or (ii) result in payments or benefits under the health insurance plan being considered as taxable income under section 105(h) of the Code, then in the event of either (i) or (ii), and in lieu of the continuing monthly COBRA payments, the Company shall pay the Executive a lump sum payment at the same time that the payment is made under section 5.4(e)(1) (or within thirty (30) days after such later time when (i) or (ii) of this subsection is determined (such later time of determination, “COBRA Determination”)), in an amount equal to eighteen (18) months of COBRA payments less the number of months of COBRA payments made prior to the COBRA Determination, based upon the cost of such COBRA coverage on the date of the termination of Executive’s employment; and
(3)    Outplacement services for up to twelve (12) months following the effective date of the termination of Executive’s employment with the Company through an outplacement firm selected by Executive and approved by the Compensation Committee of the Company’s Board of Directors.
(f)    A “Termination Arising Out of a Change of Control” occurs when Executive incurs a Resignation for Good Reason or if Executive incurs a Termination by the Company without Cause within the thirty (30) month period commencing six months before a “Change of Control” and ending twenty-four (24) months after a “Change of Control,” which shall be defined under this Agreement to mean any of the following occurrences:

(i)    Any person, other than Catamaran Corporation or an employee benefit plan of Catamaran Corporation, acquires directly or indirectly the Beneficial Ownership (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Catamaran Corporation and becomes, immediately after and as a result of such acquisition, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of Catamaran Corporation;
(ii)    The shareholders of Catamaran Corporation approve a merger, consolidation, recapitalization, or reorganization of Catamaran Corporation, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction that would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after, and as a result of such transaction, being Beneficially Owned by at least 75% of the holders of outstanding voting securities of Catamaran Corporation immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
(iii)    The shareholders of Catamaran Corporation approve a plan of complete liquidation of Catamaran Corporation or Catamaran LLC or an agreement for the sale or disposition by Catamaran Corporation of all or a substantial portion of assets (i.e., 50% or more) of the total assets of Catamaran Corporation or Catamaran LLC.
(g)    “Termination by the Company for Cause” means termination by the Company of Executive’s employment for:
(i)    The failure of Executive to comply with any of the material provisions of this Agreement, other than an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company;
(ii)    A conviction of Executive by a court of competent jurisdiction of a felony;
(iii)    The refusal, failure, or neglect of Executive to perform his duties under this Agreement in a manner that is materially detrimental to the business or reputation of the Company unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company; provided, however, that termination by the Company because of Executive’s poor performance of his job duties shall not constitute a Termination by the Company for Cause;
(iv)    The engagement by Executive in illegal, unethical or other wrongful conduct that is materially detrimental to the business or reputation of the Company; or
(v)    The pursuit by Executive of interests that are materially adverse to the Company unless remedied by Executive within thirty (30) days after receipt of written notice thereof given by the Company.

A termination of Executive’s employment for Cause shall be effected in accordance with the following procedures. The Company shall give Executive written notice (“Notice of Termination for Cause”) of its intention to terminate Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The “Board Meeting for Cause” means a meeting of the Board at which Executive’s termination for Cause will be considered, that takes place not less than ten (10) and not more than twenty (20) business days after Executive received the Notice of Termination for Cause. Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by simple majority vote of the entire membership of the Board of the Company, stating that in the good faith opinion of the Board of the Company, the Executive engaged in the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.
(h)    “Termination by the Company without Cause” means a termination of Executive’s employment by the Company before age 62 which is not a Termination by the Company for Cause. A voluntary termination of Executive’s employment on or after age 62 that would constitute a “Termination by the Company without Cause” as set forth in the preceding sentence but for the Executive’s being age 62 or older shall constitute a “Termination by the Company without Cause” solely for purposes of determining a “Termination Arising Out of a Change of Control” in section 5.4(f).
(i)    “Total Disability” means the Executive (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan which covers the Executive. Subject to the provisions of section 409A and the Treasury regulations issued thereunder, any determination of whether the Executive satisfies the definition of 'Total Disability' shall be made by the Compensation Committee, based upon medical evidence from a physician selected by the Compensation Committee. Any determination of whether the Executive satisfies the definition of “Total Disability” for purposes of this Agreement shall not be construed as a determination for any other purpose.
ARTICLE VI
GENERAL
6.1    Governing Law. This Agreement shall be subject to and governed by the laws of the State of Illinois without regard to any choice of law or conflicts of law rules or provisions (whether of the State of Illinois or any other jurisdiction), irrespective of the fact that Executive may become a resident of a different state.

6.2    Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s executors, administrators, personal representatives and heirs.
6.3    Assignment. Executive expressly agrees for Executive and on behalf of Executive’s executors, administrators and heirs, that this Agreement and Executive’s obligations, rights, interests and benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way by Executive, Executive’s executors, administrators or heirs, and shall not be subject to execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Agreement or any such rights, interests and benefits thereunder contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon shall be null and void and without effect and shall relieve the Company of any and all liability hereunder. This Agreement shall be assignable and transferable by the Company (but the Company shall not be required to assign or transfer this Agreement) to any successor in interest without the consent of Executive.
6.4    Complete Understanding. This Agreement constitutes the complete understanding among the parties hereto with regard to the subject matter hereof, and supersedes any and all prior agreements and understandings relating to the employment of Executive by the Company, other than (a) any equity grant agreements previously entered into between Executive and the Company and (b) the Company’s executive incentive compensation recoupment policy.
6.5    Amendments. No change, modification or amendment of any provision of this Agreement shall be valid unless made in writing and signed by all of the parties hereto.
6.6    Waiver. The waiver by the Company of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. The waiver by Executive of a breach of any provision of this Agreement by the Company shall not operate as a waiver of any subsequent breach by the Company.
6.7    Venue, Jurisdiction, Etc. Executive hereby agrees that any suit, action or proceeding relating in any way to this Agreement shall be brought and enforced in the Circuit Court of Cook County, State of Illinois or in the District Court of the United States of America for the Northern District of Illinois, Eastern Division, and in either case Executive hereby submits to the jurisdiction of each such court. Executive hereby waives and agrees not to assert, by way of motion or otherwise, in any such suit, action or proceeding, any right of removal, any claim that Executive is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Executive consents and agrees to service of process or other legal summons for purpose of any such suit, action or proceeding by registered mail addressed to Executive at Executive’s address listed in the business records of the Company. Executive and the Company do each hereby waive any right to trial by jury, Executive or it may have concerning any matter relating to this Agreement.
6.8    Indemnification of Executive. Executive is hereby entitled to indemnification for Executive’s acts or omissions in Executive’s capacity as an executive or officer of the Company or member of the Company’s Board of Directors to the same extent as other members of the Senior Executive Team and Board of Directors and in the manner provided by the Company’s bylaws. In addition to, and notwithstanding the foregoing, the Company shall indemnify Executive within ten (10) days of the Company receiving evidence satisfactory to the Company’s Board of Directors of a liability or expense covered by section 6.8 of this Agreement (“Indemnification Claim”); provided, the Company shall have the right to assume, at its own expense, the defense of any liability or expense giving rise to the Indemnification Claim. The provisions of this section 6.8 shall survive the termination of this Agreement for any reason.
6.9    Directors and Officers Liability Insurance. The Company shall maintain adequate Directors and Officers liability insurance coverage, which shall include Executive in his capacity as an officer and member of the Company’s Board of Directors. The adequacy of the directors and officers liability insurance coverage shall be determined annually by the Board of Directors in its reasonable discretion.
6.10    Tax Provisions.
(a)    Compliance With Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement comply with the provisions of section 409A of the Code, so as to prevent the inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Executive under Code section 409A(a)(1) shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be mutually agreed upon by the parties in good faith and may be retroactive to the extent permitted by Code section 409A). Any reference in this Agreement to Code section 409A shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. Notwithstanding any other provision in this Agreement, to the extent any payments hereunder constitutes nonqualified deferred compensation, within the meaning of section 409A of the Code, and the 60-day period specified in sections 5.2(c) and 5.2(d), as applicable, begins in one taxable year and ends in a second taxable year, then each such payment which is conditioned upon Executive's execution of a Separation Agreement and General Release shall be paid or provided in the later of the two taxable years.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Agreement, the payment of amounts equal to the COBRA premium payments as part of the Change of Control Severance Benefit or Severance Benefit will generally be made at approximately the same time that such COBRA premium payments would otherwise be due but to the extent required by section 409A of the Code in no event shall such payment be made later than the end of such calendar year when such COBRA premium payment would be due if COBRA were available. For purposes of this Agreement, the term “Specified Employee” shall have the meaning set forth under section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder in the year of such individual’s separation from service. Notwithstanding anything contained in this Agreement to the contrary, the date on which a separation from service as such term is defined in Treas. Reg. section 1.409A-1(h) or otherwise under section 409A of the Code occurs shall be treated as the termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments under this Agreement be exempt from the requirements of section 409A of the Code or comply with the requirements of section 409A of the Code. The preceding provisions of this section 6.10 shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement, under any plan or program sponsored or maintained by the Company or under any other agreement by and between the Executive and the Company. The Company shall not be liable to the Executive for any additional tax, penalty or interest imposed under section 409A of the Code nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under section 409A of the Code.
(b)    Compliance With Section 162(m) of the Code. Notwithstanding anything herein to the contrary, if the Company reasonably anticipates that the deduction of any payment to Executive hereunder will be limited or eliminated by the application of Code section 162(m), which generally limits the deduction of compensation paid by public corporations in excess of $1 million annually to certain executives, the payment of such amount shall be delayed until the earliest date at which the Company reasonably anticipates that the deduction of the payment would not be limited or eliminated by the application of Code section 162(m).
(c)    Excise Taxes Under Sections 280G and 4999 of the Code. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (“Payments”) that but for this section 6.10(c) would subject Executive to the excise tax imposed by section 4999 of the Code (“Excise Tax”), then Executive shall be entitled to receive either (a) the full amount of the Payments or (b) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax (the “Capped Payment”), whichever of the foregoing amounts, after taking into account all applicable federal, state and local income and employment taxes and the Excise Tax or any similar state or local tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.
(i)    If there is a reduction pursuant to this section 6.10(c) of the Payments to be delivered to the Executive and to the extent that an ordering of the reduction other than by the Executive is required by section 409A of the Code or other tax requirements, the payment reduction shall be implemented to the extent necessary by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of section 280G of the Code (“Parachute Payment”) and then reducing the Parachute Payments in order beginning with the Parachute Payment with the highest Parachute Payment Ratio. For Parachute Payments with the same Parachute Payment Ratio, such Parachute Payments shall be reduced based on the time of payment of such Parachute Payments, with amounts having later payment dates being reduced first. For Parachute Payments with the same Parachute Payment Ratio and the same time of payment, such Parachute Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Parachute Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Parachute Payment for purposes of section 280G of the Code and the denominator of which is the actual present value of such payment.
(ii)    If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that the Payments have been made to, or provided for the benefit of, the Executive by the Company which are in excess of the limitations provided in this section 6.10(c) (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.
(d)    Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and other taxes that are required to be withheld by applicable laws or regulations.
6.11    Legal Fees. Executive shall be entitled to be reimbursed for reasonable legal fees and expenses Executive incurs for the good faith enforcement of any of the terms of this Agreement. Reasonable legal fees and expenses incurred for the good faith enforcement of any of the terms of this Agreement shall be reimbursed on an “as incurred” basis; provided the Company shall have the right to review documentation from Executive’s legal counsel sufficient to establish the reasonableness and appropriateness of the claimed reimbursement. The review contemplated by the prior sentence may be accomplished through a review process overseen by a neutral third party with such process and neutral third party agreed to by Executive and the Company and paid for by the Company, and the parties shall stipulate that the third party review process will not have an adverse effect on the ability of either the Executive or the Company to maintain any attorney-client communication or work product privilege.

6.12    Severability. If any portion of this Agreement shall be for any reason invalid or unenforceable, the remaining portion or portions shall nevertheless be valid, enforceable and carried into effect.
6.13    Headings. The headings of this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.
6.14    Notices. All notices under this Agreement shall be in writing and shall be deemed properly sent, (i) when delivered, if by personal service or reputable overnight courier service, or (ii) when received, if sent by certified or registered mail, postage prepaid, return receipt requested to the recipient at the address indicated below or otherwise subsequently provided by one party to the other party:

Notices to Executive:
Mark Thierer
917 Lakewood Drive
Barrington, Illinois 60010
Notices to Company:
Catamaran Corporation
Attn: Senior Vice President and Chief Human Resources Officer
1600 McConnor Parkway
Schaumburg, Illinois 60173

6.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same agreement.

COMPANY:	EXECUTIVE:
CATAMARAN CORPORATION and CATAMARAN LLC
By: /s/ Peter J. Bensen 3/20/14 Peter J. Bensen Date Chairman of the Compensation Committee of the Company’s Board of Directors	/s/ Mark Thierer 3/20/14 Mark Thierer Date

EXHIBIT A
To Employment Agreement
Between Mark Thierer and
Catamaran Corporation and Catamaran LLC
CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release (“Agreement”) is entered into by and between Mark Thierer, an individual (“Executive”), and Catamaran Corporation and its subsidiary, Catamaran LLC (collectively, the “Company”):
1.     Termination of Employment. Executive acknowledges that Executive’s employment with the Company terminated effective _____, 200__.
2.    Compensation owed. Executive acknowledges receipt of all compensation (including, but not limited to, any and all overtime, commission, bonus payments and all other benefits except accrued but unused vacation time) due from the Company through the payroll period immediately prior to _____, 200__. Executive and the Company acknowledge that Executive will receive a lump-sum payment equal to any final compensation (including Executive’s accrued but unused vacation time of (_____) days) accrued but not yet paid to Executive on the Company’s next regular payday.
3.        Separation Benefit: Subject to the provisions of this Agreement, the Company will pay Executive the benefits set forth in Article V, subsection 5.2(c) [or (d)] [or (e)](ii) and (iii) of Executive’s Employment Agreement with the Company (“Separation Benefit”), and at the time set forth in the Employment Agreement. The Separation Benefit does not constitute nor is it intended to be any form of compensation to Executive for any services to the Company.
4.     Consideration. Executive acknowledges that Executive would not be entitled to the Separation Benefit provided for in paragraph 3 above in the absence of Executive’s signing of this Agreement, that the Separation Benefit constitutes a substantial economic benefit to Executive, and that it constitutes good and valuable consideration for the various commitments undertaken by Executive in this Agreement.
5.     Parties Released. For purposes of this Agreement, the term “Releasees” means the Company, its past and present parents, subsidiaries, divisions, and affiliated companies; their respective predecessors, successors, assigns, benefit plans, and plan administrators; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys and insurers.
6.     General Release. Executive, for and on behalf of Executive and each of Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledges full and complete satisfaction of, and fully and forever waives, releases, acquits, and discharges Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which Executive holds as of the date Executive signs this Agreement, or at any time previously held against Releasees, or any of them, arising out of any matter whatsoever (with the exception of breaches of this Agreement). This General Release specifically includes, but is not limited to, any and all Claims:
(a)    Arising out of or in any way related to Executive’s employment with the Company, or the termination of his employment;
(b)    Arising out of or in any way related to any contract or agreement between Executive and the Company;
(c)    Arising under or based on the Equal Pay Act of 1963; Title VII of the Civil Rights Act of 1964, as amended; section 1981 of the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act of 1938; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; Employee Retirement Income Security Act of 1974 (ERISA) (excepting claims for vested benefits, if any, to which Executive is legally entitled thereunder); the Illinois Constitution; the Illinois Wage Payment and Collection Act; the Illinois Minimum Wage Law, the Illinois Human Rights Act; and the Illinois Whistleblower Act;
(d)    Arising under or based on the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA), and alleging a violation thereof based on any action or failure to act by Releasees, or any of them, at any time prior to the effective date of this Agreement; and
(e)    Arising out of or in any way related to any federal, state, county or local constitutional provision, law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, providing for the payment of wages or benefits, providing for a paid or unpaid leave of absence; otherwise creating rights or claims for employees , including, but not limited to, any and all claims alleging breach of public policy, whistleblowing, retaliation, the implied obligation of good faith and fair dealing; any express or implied oral or written contract, handbook, manual, policy statement or employment practice; or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery; fraud, negligence, or wrongful discharge.
7.     Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement; Claims that may not, by statute or other legal authority be released; and Claims for vested benefits, if any, to which Executive is legally entitled under ERISA), which Executive holds or previously held against Releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

8.     Executive Waiver of Rights. As part of the foregoing General Release, Executive is waiving all of Executive’s rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of Executive in connection with any Claim released in this Agreement.
9.     Covenant Not to Sue. In addition to all other obligations contained in this Agreement, Executive agrees that Executive will not initiate, bring or prosecute any suit or action against any of Releasees in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement shall preclude Executive from bringing suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.
10.     Remedies for Breach. If Executive, or anyone on Executive’s behalf, initiates, brings or prosecutes any suit or action against Releasees, or any of them, in any federal, state, county or municipal court, with respect to any of the Claims released in this Agreement (except to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act), or if Executive breaches any of the terms of this Agreement, then Executive shall be liable for the payment of all damages, costs and expenses (including attorneys’ fees) incurred by Releasees, or any of them, in connection with such suit, action or breach.
11.     No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of Releasees, or any of them. Releasees expressly deny any liability of any kind to Executive, and particularly any liability arising out of or in any way related to Executive’s employment with the Company or the termination of Executive’s employment.
12.     Post-Employment Covenants.
(a)    Executive hereby reaffirms and agrees to abide by all confidentiality and nondisclosure obligations, nonsolicitation obligations, noncompetition obligations and any other post-employment obligations to which Executive is subject under any contract or agreement between Executive and the Company as well as the Illinois Trade Secrets Act, any other Illinois statute and Illinois common law.
(b)    Executive shall keep confidential the circumstances surrounding the termination of Executive’s employment with the Company, as well as the existence of this Agreement and its terms, and agrees that neither he, nor Executive’s attorneys, nor any of Executive’s agents, shall directly or indirectly disclose any such matters (other than to the Equal Employment Opportunity Commission, the Illinois Human Rights Commission, or any other federal, state or local fair employment practices agency), unless written consent is given by the Company’s President, or unless required to comply with any federal, state or local law, rule or order. However, this paragraph will not prohibit Executive from disclosing the terms of this Agreement to Executive’s attorneys, accountants or other tax consultants as necessary for the purpose of securing their professional advice, or in connection with any suit or action alleging a breach of this Agreement.
(c)    Executive agrees that Executive will not access or attempt to access, directly or indirectly, by any matter whatsoever, the Company’s computer network, including without limitation, the Company’s e-mail system, the Company’s electronic document storage and retrieval system, and the Company’s computer network servers and related equipment.
13.     Warranty of Return of Company Property. Executive warrants and acknowledges that Executive has turned over to the Company all equipment or other property issued to Executive’s by the Company, along with all documents, notes, computer files, and other materials which Executive had in Executive’s possession or subject to Executive’s control, relating to the Company and/or any of its customers. Executive further warrants and acknowledges that Executive has not retained any such documents, notes, computer files or other materials (including any copies or duplicates thereof).
14.     Warranty and Covenant of Nondisparagement. Executive (i) warrants that during the time period between when Executive was notified of the termination of Executive’s employment with the Company and Executive’s signing of this Agreement Executive has not made any disparaging remarks about Releasees which are likely to cause harm to Releasees, collectively or individually, or their products and services (“Disparaging Remarks”) and (ii) agrees that Executive shall not make any Disparaging Remarks following Executive’s signing of this Agreement.
15.     Consideration Period. Executive is advised of to consult with an attorney or other representative of Executive’s choice prior to signing this Agreement. Executive has a period of twenty-one (21) days within which to consider and accept the Agreement. This twenty-one (21) day period begins to run from _____, 200_, which Executive acknowledges is the date on which Executive received a copy of this Agreement (if not earlier). Executive agrees that any changes or modifications (material or otherwise) made to this Agreement prior to its execution by Executive shall not restart the twenty-one (21) day consideration period.
16.     Revocation Period. Executive understands that Executive has the right to revoke this Agreement at any time within seven (7) days after Executive signs it and that the Agreement shall not become effective or enforceable until this revocation period has expired without revocation.
17.     Resignation of Officer and Director Positions. Executive shall resign from Executive’s position as an officer and director of the Company effective no later than the effective date of Executive’s termination of employment with the Company.
18.     Warranty of Understanding and Voluntary Nature of Agreement. Executive acknowledges that Executive has carefully read and fully understands all of the provisions of this Agreement; that Executive knows and understands the rights Executive is waiving by signing this Agreement; and that Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

19.     Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions shall be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it shall be excised from the Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement or, alternatively, by disposition of a court or other tribunal.
20.     Entire Agreement/Integration. This Agreement constitutes the sole and entire agreement between Executive and the Company with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.
21.     No Waiver By the Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by Executive and the Chairman of the Compensation Committee of the Company’s Board of Directors.
22.     Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and Executive’s personal and legal representatives, heirs, devisees, executors, successors and assigns, and the Company and its successors and assigns.
23.     Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of law principles.

COMPANY:	EXECUTIVE:
CATAMARAN CORPORATION and CATAMARAN LLC
By: [__________________________] Date Chairman of the Compensation Committee of the Company’s Board of Directors	Mark Thierer Date